UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 6, 2016

Starz
(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8900 Liberty Circle
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 852-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)

Modification of Compensation Arrangements

On September 6, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Starz approved a $100,000 cash bonus to be paid to Scott D. Macdonald, the Chief Financial Officer, Executive Vice President and Treasurer of Starz, in recognition of his work on due diligence projects in connection with the proposed merger with Lions Gate Entertainment Corp.

On September 6, 2016, the Compensation Committee also approved a retention bonus of $143,127 to be paid to Carmi D. Zlotnik, the President of Original Programming of Starz Entertainment, LLC, a subsidiary of Starz, (i) if Mr. Zlotnik remains continuously employed through December 31, 2016 or (ii) if he is terminated without cause or resigns with good reason during the 30 days preceding or twelve months immediately following a change in control. If Mr. Zlotnik’s employment is otherwise involuntarily terminated for reasons other than cause during 2016, he is entitled to a pro-rated bonus under the arrangement. In addition, the Compensation Committee approved the First Amendment to Starz Severance Agreement with Mr. Zlotnik to increase the lump sum payment to be made to Mr. Zlotnik if he is terminated without cause by reason of a layoff, reduction in force, job elimination or restructuring within 30 days preceding or twelve months immediately following a change in control, from 50% to 70% of the severance pay amount, with “severance pay amount” defined as 18 months of base pay.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2016	STARZ

	By:	/s/ David I. Weil
Name: David I. Weil
Title: Chief Legal Officer

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